Exhibit (a)(1)

CERTIFICATE OF FORMATION

OF

NB CROSSROADS PRIVATE MARKETS FUND IV LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:  The name of the limited liability company formed hereby is NB Crossroads Private Markets Fund IV LLC (the “Company”).

SECOND:  The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent for service of process located at such registered office is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Formation on the 10th day of November, 2015.

/s/	Robert Conti
Name:	Robert Conti
Title:	Authorized Person